Exhibit 23.3

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated March 8, 2018, with respect to the consolidated financial statements of Gold Resource Corporation (the Company) and the effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2017 and 2016. We also consent to the reference to our firm under the heading “Experts” in the prospectuses, which are part of the registration statement.

EKS&H LLLP

Denver, Colorado

November 29, 2019